UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Old Republic International Corporation
(Name of Registrant as Specified In Its Charter)

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Additional Information Regarding Old Republic International Corporation’s Annual Meeting of Shareholders to be Held on Friday, May 22, 2020

Old Republic International Corporation issued the following press release on April 15, 2020, which relates to its proxy statement dated March 31, 2020, and furnished to its shareholders in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on Friday, May 22, 2020. This supplement should be read in conjunction with Old Republic’s proxy statement dated March 31, 2020.

NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
Craig R. Smiddy, President & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC TO MOVE TO VIRTUAL-ONLY ANNUAL SHAREHOLDER MEETING FOR 2020

CHICAGO – April 15, 2020 – Old Republic International Corporation (NYSE: ORI) — today announced that its 2020 annual meeting of shareholders will be held virtually, moving away from an in-person meeting because of the evolving nature of the COVID-19 pandemic and the associated governmental orders. While the time and date of the annual meeting will remain the same, there will be no physical location for the meeting and Old Republic’s representatives will participate via webcast.

Virtual meeting date:     Friday, May 22, 2020
Virtual meeting time:     3 p.m. Central Daylight Time
Virtual meeting link:     www.virtualshareholdermeeting.com/ORI2020

Shareholders of record at the close of business on March 24, 2020, are invited to vote their shares at proxyvote.com. Important information about participating in the virtual meeting can be found on Old Republic’s website (www.oldrepublic.com) under the heading “2020 Annual Meeting Information”.

Shareholders may submit questions, vote their shares and review the list of registered shareholders during the virtual meeting using the directions on the meeting website that day. All shareholders will need their control number in order to be authenticated and participate during the meeting. Each shareholder’s control number can be found in the proxy materials they have previously received. Shareholders without a control number may attend as guests of the meeting, but they will not have the option to vote their shares, ask questions or review the list of registered shareholders during the virtual meeting.

Technical assistance will be available for those attending the meeting.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation’s 50 largest publicly held insurance enterprises. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode since 2012. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic’s business requires that it be managed for the long run and its cash dividend policy reflects that long-term orientation. The current annualized dividend rate of $0.84 per share marks the 39th consecutive year that

Old Republic has boosted this rate, and 2020 becomes the 79th year of uninterrupted regular cash dividend payments. Here’s a summary of recent years’ total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices’ Compounded
	Annual	Annual	Total Annual Returns
	Book Value	Market Value	Nominal
	Compounded	Compounded	Gross	S & P	S & P
	Total	Total	Domestic	500	Insurance
	Return	Return	Product	Index	Index
Ten Years 2000 – 2009	9.5%	7.4%	4.1%	-1.0%	-3.7%
Ten Years 2010 – 2019	7.7%	14.8%	4.0%	13.6%	12.4%
Twenty Years 2000 – 2019	8.6%	11.0%	4.1%	6.1%	4.1%
According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is listed in 62nd place among just 111 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue • Chicago, IL 60601 312-346-8100